EXHIBIT 99.1

Item 1.	Business
The following discussion of our business provides information regarding our principal gathering, transportation, processing, NGL fractionation and other assets. For a discussion of our results of operations, please read Part II, Item 7 of this report.
General Overview
Southcross Energy Partners, L.P. (the "Partnership," "Southcross," "we," "our" or "us") is a Delaware limited partnership formed in April 2012. Southcross Energy LLC is a Delaware limited liability company, and the predecessor for accounting purposes (the "Predecessor") of the Partnership. References in this Form 10-K to the Partnership, when used for periods prior to our initial public offering ("IPO") on November 7, 2012, refer to Southcross Energy LLC and its consolidated subsidiaries, unless otherwise specifically noted. References in this Form 10-K to the Partnership, when used for periods beginning at or following our IPO, refer collectively to the Partnership and its consolidated subsidiaries. Until August 4, 2014, Southcross Energy LLC held all of the equity interests in Southcross Energy Partners GP, LLC, a Delaware limited liability company and our general partner (“General Partner”), all of our subordinated units, as well as a portion of our common units and Series A Convertible Preferred Units (“Series A Preferred Units”). Southcross Energy LLC is controlled through investment funds and entities associated with Charlesbank Capital Partners, LLC (“Charlesbank”).
On August 4, 2014, Southcross Energy LLC and TexStar Midstream Services, LP (“TexStar”) combined pursuant to a contribution agreement in which Southcross Holdings LP, a Delaware limited partnership (“Holdings”), was formed (the “Holdings Transaction”). As a result of the Holdings Transaction, Holdings indirectly owns 100% of our General Partner (and therefore controls us), all of our subordinated units and a portion of our common units. Charlesbank, EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”) (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings. Affiliates of Energy Capital Partners Mezzanine Opportunities Fund and GE Energy Financial Services own certain additional ownership interests in Holdings as well.
We are a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation facilities and approximately 3,041 miles of pipeline. We are headquartered in Dallas, Texas.
Recent Developments
Public Offering
In February 2014, we completed a public equity offering of 9,200,000 additional common units and we received a capital contribution from our General Partner to maintain its 2.0% interest in us. The net proceeds from the public offering were $144.7 million. The net proceeds from the offering were used for our Onyx acquisition in March 2014, to fund the construction of our new pipeline extending into Webb County, Texas and for general partnership purposes.
Onyx Pipelines Acquisition
On March 6, 2014, our subsidiary, Southcross Nueces Pipelines LLC, acquired natural gas pipelines near Corpus Christi, Texas and contracts related to these pipelines from Onyx Midstream, LP and Onyx Pipeline Company (collectively, “Onyx”) for $38.6 million in cash, net of certain adjustments as provided in the purchase agreement. See Note 3 to our consolidated financial statements.

TexStar Rich Gas System Transaction

Contemporaneously with the closing of the Holdings Transaction, TexStar contributed to us certain gathering and processing assets (the “TexStar Rich Gas System”), owned by it (the “TexStar Rich Gas System Transaction”). For additional details regarding the Holdings Transaction and the TexStar Rich Gas System Transaction, see Notes 1, 3, 8, 10, 14 and 17 to our consolidated financial statements.

Holdings Drop-Down Acquisition

On May 7, 2015, we acquired gathering, treating, compression and transportation assets (the “2015 Holdings Acquisition”) from Holdings and its subsidiaries consisting of the Valley Wells sour gas gathering and treating system (the "Valley Wells System"), compression assets that are part of the Valley Wells and Lancaster gathering and treating systems (the "Compression Assets") and two NGL pipelines that were under construction at the time of the transaction (and that are now operational). Due to the common control aspects in the 2015 Holdings Acquisition, the Partnership’s financial results retrospectively include the financial results for the Valley Wells System and the Compression Assets for all periods ending after August 4, 2014, the date of the Holdings Transaction. For additional details regarding the 2015 Holdings Acquisition, see Notes 1 and 3 of Exhibit 99.5.

Senior Credit Facilities

On August 4, 2014, in connection with the consummation of the Holdings Transaction, we entered into (a) a Third Amended and Restated Revolving Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, JPMorgan Chase Bank, N.A., as Documentation Agent, and a syndicate of lenders (the “Third A&R Revolving Credit Agreement”) and (b) a Term Loan Credit Agreement with Wells Fargo Bank, N.A., as Administrative Agent, UBS Securities LLC and Barclays Bank PLC, as Co-Syndication Agents, and a syndicate of lenders (the “Term Loan Agreement” and, together with the Third A&R Revolving Credit Agreement, the “Senior Credit Facilities”).
Equity Distribution Agreement
On November 12, 2014, we established a $75 million “at-the-market” equity offering program pursuant to an equity distribution agreement (the “Distribution Agreement”) with Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC (each, a “Manager” and, collectively, the “Managers”). Under the Distribution Agreement, we may offer and sell up to $75 million in aggregate gross sales proceeds of our common units (the “Offered Units”) from time to time through the Managers, each as our sales agent. Sales of the Offered Units, if any, made under the Distribution Agreement will be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices prevailing at the time of sale in block transactions, or as otherwise agreed upon by us and any Manager. For additional details regarding the Distribution Agreement, see Note 12 to our consolidated financial statements.
Subordinated Unit Distribution Waiver
Beginning with the third quarter of 2014, until such time that we have a ratio of distributable cash flow divided by cash distributions (“Distributable Cash Flow Ratio”) of at least 1.0, Holdings, the holder of all of our subordinated units, has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0. With respect to the fourth quarter of 2014, Holdings waived the requirement that any distribution owed to it for that quarter be paid within 45 days of the end of the quarter, provided that the distribution is paid before or in conjunction with the filing of this Form 10-K.
Emerging Growth Company Status
We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). For as long as we are deemed an emerging growth company, we may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

•	reduced disclosure about the emerging growth company's executive compensation arrangements pursuant to the rules applicable to smaller reporting companies.
We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of:

i.	the last day of the fiscal year following the fifth anniversary of our IPO;

ii.	the last day of the fiscal year in which we have more than $1.0 billion in annual revenues;

iii.	the date on which we have more than $700 million in market value of our common units held by non-affiliates; or

iv.	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period.

We have elected to adopt the reduced disclosure requirements described above, except that we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards.
Ownership Structure
The following table depicts our ownership structure as of December 31, 2014:

Description	Percentage ownership
Ownership by non-affiliates:
Public common units	41.8%
Southcross Holdings LP's ownership:
Common units	4.1%
Subordinated units	23.4%
Class B Convertible Units	28.7%
General partner interest	2.0%
Total	100.0%
Business Strategy
Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time by expanding the capacity and efficiency of our assets and by making selective acquisitions while ensuring the ongoing stability of our business. We expect to achieve this objective by pursuing the following business strategies:

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Capitalize on organic growth opportunities, with a focus on high-growth regions such as the Eagle Ford Shale area. We intend to continue to evaluate and execute midstream projects involving the gathering, processing, treating, compression and transportation of natural gas and the transportation and fractionation of NGLs that enhance our existing systems as well as to aggregate supply and obtain access to premium markets for that supply. We plan to continue to focus on projects that we expect to increase our total throughput volume and generate attractive returns.

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Continue to enhance the profitability of our existing assets.  We intend to increase the profitability of our existing asset base by identifying new business opportunities and adding new volumes of natural gas supplies to our existing assets. Specifically, we plan to capture incremental processing and NGL fractionation margins from our existing throughput and to undertake additional initiatives to increase gas volumes and enhance utilization of our assets, as well as to continue to enhance cost efficiencies.

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Pursue accretive acquisitions of complementary assets.  We intend to pursue accretive acquisitions that strategically expand or complement our existing asset portfolio. We monitor the marketplace to identify and pursue such acquisitions, with a particular focus on regions with potential for additional near-term development. To identify potential acquisitions of businesses or assets, we seek to utilize our industry knowledge, network of customers and strategic asset base. We intend to pursue acquisition opportunities both independently of and jointly with our Sponsors.

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Execute accretive drop downs of complementary assets from Holdings. We intend to pursue accretive acquisitions from our parent company, Holdings, which strategically expand or complement our existing asset portfolio, primarily in the Eagle Ford Shale area. However, Holdings is not obligated to execute these drop downs.

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Manage our exposure to commodity price risk.  Because natural gas and NGL prices are volatile, we strive to mitigate the impact of fluctuations in commodity prices and to generate more stable cash flows. We have, and will continue to pursue, a contract portfolio that is heavily weighted towards fixed-fee and fixed-spread contracts, which are not directly sensitive to commodity price levels, while minimizing our direct exposure to commodity price fluctuations. We also will consider other methods of limiting commodity exposure, including the use of derivative instruments, as appropriate.

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Maintain sound financial practices to ensure our long-term viability.  We intend to maintain our commitment to financial discipline, which we believe will serve the long-term interests of our unitholders. Consistent with such approach, we generally intend to fund the long-term capital requirements for expansion projects and acquisitions through a prudent combination of equity and debt capital.

Competitive Strengths
We believe that we are well-positioned to execute our business strategies successfully by capitalizing on the following competitive strengths:

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Strategically located asset base.  The majority of our assets are located in, or within close proximity to, the Eagle Ford Shale area in South Texas, which is one of the most active drilling regions in the U.S. We also operate in Mississippi and Alabama. We believe the high growth potential of our South Texas assets coupled with the established, long-lived nature of our Mississippi and Alabama assets provide us with the opportunity to generate growth over the next several years. In addition, all of our assets have access to major natural gas market areas.

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South Texas.  The close proximity of our South Texas system to the Eagle Ford Shale area has allowed us to execute several organic capital projects in the area, to identify additional infrastructure needs adjacent to our existing systems and to make strategic acquisitions in that area, including our acquisition of the TexStar Rich Gas System. Our growth opportunities are impacted primarily by activity levels in our Eagle Ford area. Our Eagle Ford Southcross pipeline catchment area includes multiple prospective production zones, including the Olmos tight sands formation, which overlays the Eagle Ford Shale. Our business activity provides us with relationships with producers in the Eagle Ford Shale region and an understanding of their future development plans and infrastructure needs. In addition, our South Texas systems benefit from access to the large industrial market in and around the Corpus Christi area.

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Mississippi and Alabama.  We believe we are a leading service provider in the Mississippi and Alabama regions in which we operate. Our assets provide critical supply to our industrial, commercial and power generation customers and the wholesale markets via intrastate and interstate pipeline interconnects. Several of the large, gas-fired power plants across the southern portion of Mississippi access their primary source of natural gas through our system.

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Reliable cash flows underpinned by long-term, fixed-fee and fixed-spread contracts.  We provide our services primarily under fixed-fee and fixed-spread contracts, which help to promote cash flow reliability and minimize our direct exposure to commodity price fluctuations.

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Integrated midstream value chain.  We provide a comprehensive package of services to natural gas producers and customers including natural gas gathering, processing, treating, compression and transportation and NGL fractionation and transportation. We believe our ability to move natural gas and NGLs from the wellhead to market provides us with several advantages in competing for new supplies of natural gas. Specifically, the integrated nature of our business allows us to provide multiple services related to a single supply of natural gas and take advantage of incremental opportunities that present themselves along the value chain. Providing multiple services to customers also gives us a better understanding of each customer's needs and the marketplace. In addition to the advantages with our producers and customers, our ability to source and transport natural gas to market also allows us to satisfy our commercial and industrial customers' demand for natural gas. We believe all of these factors provide a competitive advantage relative to companies which do not offer this range of midstream services.

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Experienced and incentivized management and operating teams.  Our senior executives have worked in several energy companies. Our executive officers have extensive experience in building, acquiring and managing midstream and other energy assets and are focused on optimizing our existing business and expanding our operations through disciplined development and accretive acquisitions. Many of our field operating managers and supervisors have long-standing experience operating our assets.

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Supportive Sponsors with significant industry expertise.  Our Sponsors are the principal owners of Holdings, the owner of our General Partner and the holder of an approximate 57.4% limited partnership interest in us, and have substantial experience as private equity investors in the energy and midstream sectors. Our Sponsors' investment professionals have deep experience in identifying, evaluating, negotiating and financing acquisitions and investments in the midstream sector. We believe that our Sponsors provide us with strategic guidance, financial expertise and potential capital support that enhance our ability to grow our asset base and cash flow.

Our Assets and Operations
Our assets consist of gathering systems, intrastate pipelines, four natural gas processing plants, two fractionation facilities, 11 compressor stations, a treating system, and pipelines. Our operations are managed as and presented in one reportable segment.

The following tables provide information regarding our assets as of and for the year ended December 31, 2014:

	As of December 31, 2014	Year Ended December 31, 2014
Gathering systems and intrastate pipelines	Miles	Average throughput volumes of natural gas (MMBtu/d)
South Texas	1,902	716,077
Mississippi/Alabama	1,139	195,079
Total	3,041	911,156

	As of December 31, 2014	Year Ended December 31, 2014
Processing plants	Approximate design of gas processing capacity (Mcf/d)	Average volume of processed gas (MMBtu/d)
Gregory	135,000	72,859
Conroe	50,000	27,329
Woodsboro	200,000	189,021
Lone Star	300,000	153,269
Total	685,000	442,478

	As of December 31, 2014	Year Ended December 31, 2014
Fractionation plants	Approximate design of fractionation capacity (Bbls/d)	Average volume of NGLs sold from output (Bbls/d)
Gregory	4,800	1,618
Bonnie View	22,500	15,551
Total	27,300	17,169

As of December 31, 2014
Compressor Stations	Approximate design of compression horespower
Barracuda	2,760
Comet	5,520
Corvair	2,760
Cyclone	2,760
El Dorado	8,280
Lancaster Plant	5,700
Oppenheimer	1,160
Scott North	637
Skylark	1,340
Urban	500
Valley Wells Treater	21,305
Total	52,722

As a result of the TexStar Rich Gas System Transaction, we acquired equity interests in three joint ventures, including T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and T2 EF Cogeneration Holdings LLC (“T2 Cogen”), which operate a pipeline and cogeneration facility located in South Texas. We indirectly have a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. T2 Cogen operates two gas powered turbines that buy fuel from related parties and charges such parties based on monthly electrical activity. The following table provides information regarding our pipeline joint venture investments, T2 Eagle Ford and T2 LaSalle, for the year ended December 31, 2014:

	As of December 31, 2014
Joint venture pipelines	Miles	Leased Capacity	Average throughput volumes of natural gas (MMBtu/d)(1)
Dimmit	46	50%	64,499
LaSalle	58	25%	158,111
Choke Canyon	72	50%	214,088
Residue	57	50%	166,226
Total	233

(1) Average throughput volumes of natural gas calculated for the entire year ended December 31, 2014.
We derive revenue primarily from fixed-fee and fixed-spread arrangements. For the year ended December 31, 2014, our fixed-fee and fixed-spread arrangements accounted for approximately 78% of our gross operating margin. Our contracts vary in duration from one month to several years and the duration and pricing of our contracts vary depending upon several factors, including our competitive position, our acceptance of risks associated with longer-term contracts, and our desire to recoup over the term of a contract any capital expenditures that we are required to incur in order to provide service to our customers.
We continually seek new sources of natural gas supply and end use markets to increase the gas throughput volume on our gathering and pipeline systems and through our processing plants and compression assets.

The NGL products we produce have a variety of applications, including as heating fuels, petrochemical feedstocks and refining blend stocks. Our NGL products and the demand for these products are affected as follows:

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Ethane. Ethane is typically supplied as purity ethane or as part of an ethane-propane mix. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Although ethane is typically extracted as part of the mixed NGL stream at gas processing plants, if natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls, it may be more profitable for natural gas processors to leave the ethane in the natural gas stream thereby reducing the volume of NGLs delivered for fractionation and marketing.

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Propane. Propane is used as a petrochemical feedstock in the production of ethylene and propylene, as a heating, engine and industrial fuel, and in agricultural applications such as crop drying. Changes in demand for ethylene and propylene could adversely affect demand for propane. The demand for propane as a heating fuel is significantly affected by weather conditions. The volume of propane sold is typically at its highest during the six-month peak heating season of October through March. Demand for propane may be reduced during periods of warmer-than-normal weather.

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Normal Butane. Normal butane is used in the production of isobutane, as a refined product blending component, as a fuel gas and in the production of ethylene and propylene. Changes in the composition of refined products resulting from governmental regulation, changes in feedstocks, products and economics, demand for heating fuel and for ethylene and propylene could adversely affect demand for normal butane.

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Isobutane. Isobutane is predominantly used in refineries to produce alkylates to enhance octane levels. Accordingly, any action that reduces demand for motor gasoline or demand for isobutane to produce alkylates for octane enhancement could reduce demand for isobutane.

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Natural Gasoline. Natural gasoline is used as a blending component for certain refined products and as a feedstock used in the production of ethylene and propylene. Changes in the mandated composition resulting from governmental regulation of motor gasoline and in demand for ethylene and propylene could adversely affect demand for natural gasoline.

NGLs and products produced from NGLs also compete with global markets. Any reduced demand for ethane, propane, normal butane, isobutane or natural gasoline in the markets we access for any of the reasons stated above could adversely affect demand for the services we provide as well as NGL prices, which would negatively impact our results of operations and financial condition.
South Texas
The assets in our South Texas region are located between Conroe and Webb and Dimmitt Counties near the Texas-Mexico border. As of December 31, 2014, these assets consisted of approximately 1,902 miles of pipeline ranging in diameter from 2 to 24 inches, our Woodsboro processing plant, our Bonnie View NGL fractionation facility, our Gregory processing plant and NGL fractionation facility, our Lone Star processing plant, our Conroe gathering system and its associated processing plant, our Valley Wells System and 11 compression stations.
The majority of our pipelines in South Texas feed rich gas from multiple producing fields, including the Eagle Ford Shale, to our processing and NGL fractionation facilities at Lone Star, Woodsboro, Gregory and Conroe. The residue gas pipelines from our processing plants and the remaining pipelines in lean gas service in South Texas are used to serve multiple industrial and electric generation customers, and to deliver gas to a number of intrastate and interstate pipelines.
Our Woodsboro processing plant is a 200 MMcf/d cryogenic processing plant located in Refugio County, Texas. Our Bonnie View NGL fractionation plant, also in Refugio County, Texas has a capacity of 22,500 Bbls/d.

Our Lone Star processing plant is a 300 MMcf/d cryogenic processing plant located in Bee County, Texas, and was acquired from TexStar in August 2014. The plant is interconnected with other South Texas rich gas supply basins via our Bee Line pipeline which was placed into service in 2013.
Our Gregory processing plant is a cryogenic natural gas plant comprised of two units collectively having a total capacity of 135 MMcf/d. This plant processes natural gas from both a local gathering system and from sources elsewhere on our South Texas pipeline systems. NGLs produced at our Gregory processing plant are typically fractionated in our NGL fractionator located on the same site. The Gregory NGL fractionation plant has a total capacity of 4,800 Bbls/d.
Purity ethane produced from our Gregory and Bonnie View facilities is shipped via pipeline to a subsidiary of The Dow Chemical Company. During 2013, Trafigura AG began purchasing NGLs produced from our Bonnie View and Gregory facilities.
On January 26, 2013, as the turnaround maintenance at our Gregory processing and NGL fractionation plants was nearing completion, we experienced a fire at the facility. Damage was limited to a small portion of the facility and we completed repairs and resumed operations during April 2013. We recovered $1.0 million in 2013, $3.9 million in 2014 and $0.5 million in January 2015 for this loss under our insurance policies. We also incurred $0.3 million in additional expenses related to our insurance deductible.
On January 20, 2015, our Gregory processing plant experienced a fire which caused damage to one of our two processing plants, taking 80 MMcf/d of processing capacity temporarily out of service. In February 2015, we brought 55 MMcf/d back on-line. We do not expect the cost to repair the fire damage to significantly exceed our insurance deductible of $0.5 million, nor do we expect the downtime while the plant is being repaired to have a material impact on our financial results.
Our Conroe processing plant and gathering system is a 50 MMcf/d cryogenic natural gas plant. The processing plant and gathering system operate together on a stand-alone basis north of Houston in Montgomery County, Texas to gather, process, sell and recycle natural gas. We have fixed-fee processing contracts with producers, under which the majority of the residue gas from the Conroe plant is returned to the producers for gas lift purposes. We sell the remaining residue gas and NGLs to unaffiliated parties.
Our Valley Wells System, located in La Salle County, Texas, has a capacity of approximately 100 MMcf/d and is supported by a 35 MMcf/d minimum volume commitment. The Valley Wells System also includes the Compression Assets with over 50,000 horsepower of compression capability that serve both the Valley Wells and Lancaster gathering systems located primarily in Dimmit, Frio and La Salle counties. The gathering system and pipeline for the Valley Wells System began flowing at the end of August 2014, with a cumulative utilization of 28%. The cumulative utilization at the end of December 31, 2014 was 48%. As a part of these additions from the 2015 Holdings Acquisition, the General Partner did not hire any additional employees to operate the assets.
Mississippi and Alabama
The assets in our Mississippi region are located principally in the southern half of the state and comprise the largest intrastate pipeline system in Mississippi. The Mississippi assets consist of approximately 625 miles of pipeline, ranging in diameter from 2 to 20 inches with an estimated design capacity of 345 MMcf/d, and two treating plants. Our system throughput volumes in Mississippi are affected by both on-system gas production volumes and customers' demand for gas. The system has the capability to receive natural gas from three unaffiliated interstate pipelines—Southeast Supply Header, Southern Natural Gas Company (SONAT) and Texas Eastern—to supplement supply on the system or to market gas off the system.

The assets in our Alabama region are located in northwest and central Alabama and consist of 514 miles of natural gas gathering and transmission pipelines ranging from 2 to 16 inches in diameter with an estimated design capacity of 375 MMcf/d. The primary gas supply to the system is coal bed methane gas from the Black Warrior Basin with incremental volumes gathered from conventional gas wells.

Competition
The natural gas gathering, compression, processing, transportation and marketing business and the NGL fractionation business are highly competitive. Our competitors include other midstream companies, producers and intrastate and interstate pipelines. Competition for natural gas volumes is based primarily on commercial terms, reliability, service levels, flexibility, access to markets, location, available capacity, connection costs and fuel efficiencies. Our principal competitors are DCP Midstream LLC, Energy Transfer Partners, L.P., Enterprise Products Partners LP, Boardwalk Pipeline Partners, LP, Kinder Morgan Inc., Spectra Energy Partners, LP and Atlas Pipeline Partners, LP.
In addition to competing for natural gas supply volumes, we face competition for customer markets in selling residue gas and NGLs. Competition is based primarily on the proximity of pipelines to the markets, price and assurance of supply.
Customers and Concentration of Credit Risk
Our markets are in Texas, Alabama and Mississippi and we have a concentration of trade accounts receivable due from customers engaged in the purchase and sale of natural gas and NGL products, and other services. These concentrations of customers may affect our overall credit risk as these customers may be similarly affected by changes in economic, regulatory or other factors. We analyze customers' historical financial and operational information prior to extending credit and we monitor creditworthiness on a periodic basis.
Our top ten customers accounted for 63.4% of our revenue for the year ended December 31, 2014, including one customer, Trafigura AG, which accounted for 13.6% of our 2014 revenue.
Governmental Regulation
We are subject to regulation by the U.S. Department of Transportation's Pipeline and Hazardous Materials Safety Administration (the "PHMSA") pursuant to the Natural Gas Pipeline Safety Act of 1968 (the "NGPSA"), and the Pipeline Safety Improvement Act of 2002 (the "PSIA"), which was reauthorized and amended by the Pipeline Inspection, Protection,

Enforcement and Safety Act of 2006. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. crude oil and natural gas transmission pipelines in "high-consequence areas". The PHMSA has developed regulations implementing the PSIA that require transportation pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in "high consequence areas," such as high population areas. The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines.
PHMSA issued a rule that increased the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a series of violations. The PHMSA issued a final rule applying safety regulations to certain rural, low-stress, hazardous liquid pipelines that were not covered previously by some of its safety regulations and has also published advanced notice of proposed rulemakings to solicit comments on the need for changes to its natural gas and liquid pipeline safety regulations, including gathering lines. The PHMSA recently published an advisory bulletin providing guidance on verification of records related to pipeline maximum allowable operating pressure. We have performed hydrotests of our facilities to establish the maximum allowable operating pressure and do not expect that any final rulemaking by PHMSA regarding verification of maximum allowable operating pressure would materially affect our operations or revenue. We believe our records relating to allowable maximum operating pressure to be reliable, traceable, verifiable and complete. Additionally, the National Transportation Safety Board has recently recommended that the PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970.
While we cannot predict the outcome of proposed legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. Further legislative and regulatory changes may also result in higher penalties for the violation of federal pipeline safety regulations. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations. We cannot predict with any certainty at this time the terms of any new laws or rules or the costs of compliance associated with such requirements, but we regularly inspect our pipelines and third parties assist us in interpreting the results of the inspections.
States are largely preempted by federal law from regulating pipeline safety for interstate lines but most states are certified by the U.S. Department of Transportation (the "DOT") to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas and natural gas products pipelines have continuous inspection and compliance programs designed to keep the facilities in compliance with pipeline safety and pollution control requirements.
In addition, we are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act (the "OSHA"), and comparable state statutes, the purposes of which are to protect the health and safety of workers, both generally and within the pipeline industry. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act (the “EPCRA”) and comparable state statutes require that information be maintained concerning hazardous materials used or produced in our operations and that such information be provided to employees, state and local government authorities and citizens. We and the entities in which we own an interest are also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves flammable liquid or gas, pressurized tanks, caverns and wells in excess of 10,000 pounds at various locations. Flammable liquids stored in atmospheric tanks below their normal boiling points without the benefit of chilling or refrigeration are exempt. We have an internal program of inspection designed to monitor and enforce compliance with worker safety requirements. We believe that we are in material compliance with all applicable laws and regulations relating to worker health and safety.
We and the entities in which we own an interest are also subject to:

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The Environmental Protection Agency's (the "EPA") Chemical Accident Prevention Provisions, also known as the Risk Management Plan requirements, which are designed to prevent the accidental release of toxic, reactive, flammable or explosive materials;

•	OSHA Process Safety Management Regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive materials; and

•	Department of Homeland Security Chemical Facility Anti-Terrorism Standards, which are designed to regulate the security of high-risk chemical facilities.
Regulation of Operations
Regulation of pipeline gathering and transportation services, natural gas sales and transportation of NGLs may affect certain aspects of our business and the market for our products and services.
Intrastate Pipelines
Our transmission lines are subject to state regulation of rates and terms of service. In Texas, the regulatory system allows rates to be negotiated on a customer-by-customer basis and are subject to a complaint-based review process. In rare circumstances, as allowed by statute, regulators may initiate a rate review. Although Texas does not have an "open access" requirement, there is a "non-discriminatory access" requirement, which is subject to a complaint-based review. In Mississippi and Alabama, the regulatory systems allow special contracts that are negotiated on a customer-by-customer basis for approval by the applicable state commission.
Section 311 Pipelines
Intrastate transportation of natural gas is largely regulated by the state in which such transportation takes place. Several of our intrastate pipeline subsidiaries, Southcross CCNG Transmission Ltd., Southcross Gulf Coast Transmission Ltd., Southcross Mississippi Pipeline, L.P., TexStar Transmission, L.P., Southcross Nueces Pipelines LLC and Southcross Alabama Pipeline LLC, also provide interstate transportation services. The rates, terms and conditions of such services are subject to the Federal Energy Regulatory Commission (the "FERC") jurisdiction under Section 311 of the Natural Gas Policy Act ("NGPA"), and Part 284 of the FERC's regulations. Pipelines providing transportation service under Section 311 are required to provide services on an open and nondiscriminatory basis. The NGPA regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of an interstate natural gas pipeline or a local distribution company or LDC served by an interstate natural gas pipeline. Under Section 311, rates charged for intrastate transportation must be fair and equitable, and amounts collected in excess of fair and equitable rates are subject to refund with interest. The rates under Section 311 approved by the FERC are maximum rates and we may negotiate at or below such rates. Currently, the FERC reviews our maximum rates every five years and such maximum rates may increase or decrease as a result of such reviews. Presently, we are awaiting the FERC approval of rates for one of our subsidiaries which filed a petition in early December 2014. Our next subsidiary required to file a petition for the FERC’s rate approval will file by April 2015. The terms and conditions of service set forth in the intrastate pipeline's statement of operating conditions are also subject to the FERC's review and approval. Should the FERC determine not to authorize rates equal to or greater than our currently approved Section 311 rates, our business may be adversely affected. Failure to observe the service limitations applicable to transportation and storage services under Section 311, failure to comply with the rates approved by the FERC for Section 311 service, and/or failure to comply with the terms and conditions of service established in the pipeline's FERC-approved statement of operating conditions could result in alteration of jurisdictional status, and/or the imposition of administrative, civil and criminal remedies or sanctions.
Hinshaw Pipelines
Similar to intrastate pipelines, Hinshaw pipelines, by definition, also operate within a single state. We have a Mississippi pipeline segment that is categorized as a Hinshaw pipeline. Also, similar to pipelines operating under Section 311 of the NGPA, Hinshaw pipelines can receive gas from outside their state without becoming subject to the FERC's Natural Gas Act ("NGA") jurisdiction. Specifically, Section 1(c) of the NGA exempts from the FERC's NGA jurisdiction those pipelines that transport gas in interstate commerce if (1) they receive natural gas at or within the boundary of a state, (2) all the gas is consumed within that state and (3) the pipeline is regulated by a state commission. Following the enactment of the NGPA, the FERC issued Order No. 63 authorizing Hinshaw pipelines to apply for authorization to transport natural gas in interstate commerce in the same manner as intrastate pipelines operating pursuant to Section 311 of the NGPA. Hinshaw pipelines frequently operate pursuant to blanket certificates to provide transportation and sales service under the FERC's regulations.
Historically, the FERC did not require intrastate and Hinshaw pipelines to meet the same rigorous transactional reporting guidelines as interstate pipelines. However, as discussed below, in May 2010, the FERC issued Order No. 735, which increases the FERC regulation of certain intrastate and Hinshaw pipelines.

Gathering Pipeline Regulation
Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. Although the FERC has not made a formal determination with respect to all of our facilities we believe to be gathering facilities, we believe that our natural gas gathering pipelines meet the traditional tests that the FERC has used to determine that a pipeline is a gathering pipeline and is, therefore, not subject to the FERC jurisdiction. The distinction between the FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of our gathering facilities are subject to change based on future determinations by the FERC, the courts or Congress. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. In recent years, the FERC has taken a more light-handed approach to regulation of the gathering activities of interstate pipeline transmission companies, which has resulted in a number of such companies transferring gathering facilities to unregulated affiliates. As a result of these activities, natural gas gathering may begin to receive greater regulatory scrutiny at both the state and federal levels. Our natural gas gathering operations could be adversely affected should they be subject to more stringent application of state or federal regulation of rates and services. Our natural gas gathering operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.
Our natural gas gathering operations are subject to ratable take and common purchaser statutes in most of the states in which we operate. These statutes generally require our gathering pipelines to take natural gas without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. The regulations under these statutes can have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather natural gas. The states in which we operate have adopted a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. We cannot predict whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there have been no adverse effects to our systems due to these regulations.
Market Behavior Rules; Reporting Requirements
On August 8, 2005, Congress enacted the Energy Policy Act of 2005 ("the EPAct 2005"). Among other matters, the EPAct 2005 amended the NGA to add an anti-manipulation provision that makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations to be prescribed by the FERC and, furthermore, provides the FERC with additional civil penalty authority. On January 19, 2006, the FERC, issued Order No. 670, a rule implementing the anti-manipulation provision of the EPAct 2005, and subsequently denied rehearing. The rules make it unlawful for any entity, directly or indirectly in connection with the purchase or sale of natural gas subject to the jurisdiction of the FERC or the purchase or sale of transportation services subject to the jurisdiction of the FERC to (1) use or employ any device, scheme or artifice to defraud; (2) make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-manipulation rules apply to interstate gas pipelines and storage companies and intrastate gas pipelines and storage companies that provide interstate services, such as Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted "in connection with" gas sales, purchases or transportation subject to the FERC jurisdiction. The new anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but only to the extent such transactions do not have a "nexus" to jurisdictional transactions. The EPAct 2005 also amends the NGA and the NGPA to give the FERC authority to impose civil penalties for violations of these statutes, up to $1,000,000 per day per violation for violations occurring after August 8, 2005. In connection with this enhanced civil penalty authority, the FERC issued a policy statement on enforcement to provide guidance regarding the enforcement of the statutes, orders, rules and regulations it administers, including factors to be considered in determining the appropriate enforcement action to be taken. Should we fail to comply with all applicable FERC-administered statutes, rule, regulations and orders, we could be subject to substantial penalties and fines. In addition, the Commodities Futures Trading Commission (the "CFTC") is directed under the Commodities Exchange Act (the "CEA") to prevent price manipulations for the commodity and futures markets, including the energy futures markets. Pursuant to the Dodd-Frank Act and other authority, the CFTC has adopted anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity and futures markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of one million dollars ($1,000,000) or triple the monetary gain to the violator for violations of the anti-market manipulation sections of the CEA.

The EPAct 2005 also added a Section 23 to the NGA authorizing the FERC to facilitate price transparency in markets for the sale or transportation of physical natural gas in interstate commerce. In 2007, the FERC took steps to enhance its market oversight and monitoring of the natural gas industry by issuing several rulemaking orders designed to promote gas price transparency and to prevent market manipulation. In December 2007, the FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing, or Order No. 704. Order No. 704 requires buyers and sellers of annual quantities of natural gas of 2,200,000 MMBtu or more, including entities not otherwise subject to the FERC's jurisdiction, to provide by May 1 of each year an annual report to the FERC describing their aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to or may contribute to the formation of price indices. Order No. 704 also requires market participants to indicate whether they report prices to any index publishers and, if so, whether their reporting complies with the FERC's policy statement on price reporting. In June 2010, the FERC issued the last of its three orders on rehearing and clarification further clarifying its requirements.
In May 2010, the FERC issued Order No. 735, which requires intrastate pipelines providing transportation services under Section 311 of the NGPA and Hinshaw pipelines operating under Section 1(c) of the NGA to report on a quarterly basis more detailed transportation and storage transaction information, including: rates charged by the pipeline under each contract; receipt and delivery points and zones or segments covered by each contract; the quantity of natural gas the shipper is entitled to transport, store, or deliver; the duration of the contract; and whether there is an affiliate relationship between the pipeline and the shipper. Order No. 735 further requires that such information must be supplied through a new electronic reporting system and will be posted on the FERC's website, and that such quarterly reports may not contain information redacted as privileged. The FERC promulgated this rule after determining that such transactional information would help shippers make more informed purchasing decisions and would improve the ability of both shippers and the FERC to monitor actual transactions for evidence of market power or undue discrimination. Order No. 735 also extends the FERC's periodic review of the rates charged by the subject pipelines from three years to five years. Order No. 735 became effective on April 1, 2011.
On November 15, 2012, the FERC issued a Notice of Inquiry seeking public comment on the issue of whether to amend its regulations under the natural gas market transparency provisions of Section 23 of the NGA, as adopted by EPAct 2005, to consider the extent to which quarterly reporting of every natural gas transaction within the FERC’s NGA jurisdiction that entails physical delivery for the next day or next month would provide useful information for improving natural gas market transparency. The FERC has yet to issue an order.
State Utility Regulation
Some of our operations in Texas are specifically subject to the Texas Gas Utility Regulatory Act, as implemented by the Railroad Commission of Texas ("RRC"). Generally, the RRC has authority to ensure that rates charged for natural gas sales or transportation services are just and reasonable. Our gas utilities, Southcross CCNG Gathering Ltd., Southcross CCNG Transmission Ltd. and Southcross Gulf Coast Transmission Ltd., Southcross Nueces Pipelines LLC, FL Rich Gas Utility and TexStar Transmission, L.P. are required to file gas tariffs and Southcross NGL Pipeline Ltd. has filed a NGL tariff with the RRC.
In Mississippi, the Mississippi Public Service Commission considers Southcross Mississippi Industrial Gas Sales, L.P. ("MIGS") a utility and it is necessary to get contract approval for negotiated contracts. MIGS is a transporter to an end-user, the Leaf River Cellulose Plant, which is located within Mississippi.
In Alabama, the Alabama Public Service Commission ("APSC") requires a gas utility to file "special negotiated contracts" with the APSC for approval. This requirement includes our Southcross Alabama Pipeline LLC ("SAP LLC") which now includes the assets of Southcross Alabama Gathering System, L.P. which was merged with and into SAP LLC on December 1, 2014.
Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.
Sales of Natural Gas and NGLs
Historically, the transportation and sale or resale of natural gas in interstate commerce has been regulated by the FERC under the NGA, the NGPA and regulations issued under those statutes. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed all price controls affecting wellhead sales of natural gas effective January 1, 1993.

The price at which we sell natural gas is currently not subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to our physical sales of these energy commodities, we are required to observe anti-market manipulation laws and related regulations enforced by the FERC. Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.
Sales of NGLs are currently not regulated and are made at negotiated prices. Nevertheless, Congress could enact price controls in the future.
As discussed above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting interstate natural gas pipelines and those initiatives may also affect the intrastate transportation of natural gas both directly and indirectly.
Anti-terrorism Measures
The Department of Homeland Security Appropriation Act of 2007 requires the Department of Homeland Security (the "DHS") to issue regulations establishing risk-based performance standards for the security of chemical and industrial facilities, including oil and gas facilities that are deemed to present "high levels of security risk." The DHS issued an interim final rule in April 2007 regarding risk-based performance standards to be attained pursuant to this act and, on November 20, 2007, further issued an Appendix A to the interim rules that establishes chemicals of interest and their respective threshold quantities that will trigger compliance with these interim rules. In addition, in August 2014, DHS issued an advanced notice of proposed rulemaking designed to identify ways to make the Chemical Facility Anti-Terrorism Standards program more effective. Covered facilities that are determined by DHS to pose a high level of security risk will be required to prepare and submit Security Vulnerability Assessments and Site Security Plans as well as comply with other regulatory requirements, including those regarding inspections, audits, recordkeeping and protection of chemical-terrorism vulnerability information. Three of our facilities (the Gregory, Conroe and Woodsboro plants) have more than the threshold quantity of listed chemicals; therefore, a "Top Screen" evaluation was submitted to the DHS. The DHS reviewed this information and determined that none of the facilities are considered high-risk chemical facilities.
Cyber Security Measures
While we are currently not subject to governmental standards for the protection of computer-based systems and technology from cyber threats and attacks, proposals to establish such standards are being considered in the U.S. Congress and by U.S. Executive Branch departments and agencies, including the DHS, and we may become subject to such standards in the future. Currently, we are implementing our own cyber security programs and protocols; however, we cannot guarantee their effectiveness. A significant cyber-attack could have a material effect on our operations and those of our customers.
Environmental Matters
General
Our operation of pipelines, plants and other facilities for natural gas gathering, processing, treating, compression and transportation, and for NGL fractionation and transportation services are subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring the installation of pollution-control equipment or otherwise restricting the way we operate or imposing additional costs on our operations;

•	managing or otherwise regulating the way we handle and secure toxic, reactive, flammable or explosive materials to prevent or minimize the release of such materials;

•	limiting or prohibiting construction activities in sensitive areas, such as wetlands, coastal regions or areas inhabited by endangered or threatened species;

•	delaying system modification or upgrades during permit reviews;

•	requiring investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former or third-party operations; and

•	enjoining the operations of facilities deemed to be in non-compliance with permits issued pursuant to or permit requirements imposed by such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where substances, hydrocarbons or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.
The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and, thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We also actively participate in industry groups that help formulate recommendations for addressing existing or future regulations.
We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, process, treat, compress and transport natural gas and fractionate and transport NGLs. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business. We believe that we are in substantial compliance with all of these environmental laws and regulations.
Hazardous Substances and Waste
Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, solid and hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA" or the "Superfund Law"), and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to cleanup sites at which these hazardous substances have been released into the environment.

We also generate industrial wastes that are subject to the requirements of the Resource Conservation and Recovery Act (the "RCRA"), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. We generate little hazardous waste; however, it is possible that these wastes, which could include wastes currently generated during our operations, will in the future be designated as "hazardous wastes" and, therefore, be subject to more rigorous and costly disposal requirements. Moreover, from time to time, the EPA and state regulatory agencies have considered the adoption of stricter disposal standards for non-hazardous wastes, including natural gas wastes. Any such changes in the laws and regulations could have a material adverse effect on our maintenance capital expenditures and operating expenses or otherwise impose limits or restrictions on our operations or those of our customers.
We currently own or lease properties where hydrocarbons are being or have been handled for many years. Although previous operators have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under the other locations where these hydrocarbons and wastes have been transported for treatment or disposal. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators), to clean up contaminated property (including contaminated groundwater) or to perform remedial operations to prevent future contamination. We are not currently aware of any facts, events or conditions relating to such requirements that could materially impact our operations or financial condition.
Oil Pollution Act
In 1991, the EPA adopted regulations under the Oil Pollution Act (the "OPA"). These oil pollution prevention regulations, as amended several times since their original adoption, require the preparation of a Spill Prevention Control and Countermeasure Plan ("SPCC") for facilities engaged in drilling, producing, gathering, storing, processing, refining, transferring, distributing, using, or consuming oil and oil products, and which due to their location, could reasonably be expected to discharge oil in harmful quantities into or upon the navigable waters of the U.S. The owner or operator of an SPCC-regulated facility is required to prepare a written, site-specific spill prevention plan, which details how a facility's operations comply with the requirements. To be in compliance, the facility's SPCC plan must satisfy all of the applicable requirements for drainage, bulk storage tanks, tank car and truck loading and unloading, transfer operations (intrafacility piping), inspections and records, security, and training. Most importantly, the facility must fully implement the SPCC plan and train personnel in its execution. We believe that none of our facilities is materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.
Air Emissions
Our operations are subject to the federal Clean Air Act (the "CAA"), and comparable state and local laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our compressor stations and processing plants, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations and utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. We believe that we are in substantial compliance with these requirements. We and our customers may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.
On January 30, 2013, the EPA finalized amendments to new regulations under the CAA to control emissions of hazardous air pollutants from stationary reciprocating internal combustion engines and stationary internal combustion engines. Subsequently, the EPA received three petitions for reconsideration of the final rules. On September 5, 2013, EPA agreed to reconsider the rules with respect to only the three issues raised in the petitions and requested public comment. As of the new effective date of November 19, 2014, we believe we are in full compliance with the rule. The scope of applicability for most of our engines is the requirement to follow a prescribed maintenance plan or comply with already existing New Source Performance Standard JJJJ. The few engines we do have that are subject to the control and compliance provisions of National Emission Standards for Hazardous Air Pollutants Standard ZZZZ are new engines which meet the emissions limitations therein. We believe we are also in compliance with all procedures within this regulation.
On April 17, 2012, the EPA approved final rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. This rule addresses emissions of various pollutants frequently associated with oil and natural gas production and processing activities. For new or reworked hydraulically-fractured gas wells, the final rule requires controlling emissions through flaring until 2015, when the rule requires the use of reduced emission, or "green", completions. The rule also established specific new requirements for emissions from compressors, controllers, dehydrators, storage tanks, gas processing plants and certain other equipment. On August 5, 2013, the EPA finalized updates to the 2012 performance standards for emissions of volatile organic compounds (“VOCs”) from storage tanks used in oil and natural gas production and transmission, which, among other things, adjusted reporting requirements and phased in the date by which storage tanks must install VOC controls. Compliance with these rules could result in additional costs, including increased capital expenditures and operating costs, for us and our customers which may adversely impact our business.
Water Discharges
The Federal Water Pollution Control Act (the "Clean Water Act"), and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters as well as waters of the U.S. and impose requirements affecting our ability to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of pollutants and chemicals. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. These permits may require us to monitor and sample the storm water runoff from certain of our facilities. Some states also maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that compliance with existing permits and compliance with foreseeable new permit requirements under the Clean Water Act and state counterparts will not have a material adverse effect on our financial condition, results of operations or cash flow.

Hydrogen Sulfide.
Exposure to gas containing high levels of hydrogen sulfide, referred to as sour gas, is harmful to humans and can result in death. Some of the gas processed at our sour gas treating and processing facility, as part of the Valley Wells System, contains high levels of hydrogen sulfide, and we employ numerous safety precautions at the system to ensure the safety of our employees. There are various federal and state environmental and safety requirements for handling sour gas, and we are in substantial compliance with all such requirements.
Safe Drinking Water Act
The underground injection of oil and natural gas wastes is regulated by the Underground Injection Control program authorized by the Safe Drinking Water Act. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. We believe that our facilities will not be materially adversely affected by such requirements.
Endangered Species
The Endangered Species Act (the "ESA") restricts activities that may affect endangered or threatened species or their habitats. While some of our pipelines may be located in areas that are designated as habitats for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans or limit future development activity in the affected areas.
National Environmental Policy Act
The National Environmental Policy Act (the "NEPA") establishes a national environmental policy and goals for the protection, maintenance and enhancement of the environment and provides a process for implementing these goals within federal agencies. A major federal agency action having the potential to impact significantly the environment requires review under NEPA and, as a result, many activities requiring the FERC approval must undergo NEPA review. Many of our activities are covered under categorical exclusions which results in a shorter NEPA review process. The Council on Environmental Quality has announced an intention to reinvigorate NEPA reviews and, on March 12, 2012, issued final guidance that may result in longer review processes that could lead to delays and increased costs that could materially adversely affect our revenues and results of operations.
Climate Change
Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases" or "GHG" and including carbon dioxide and methane, may be contributing to warming of the Earth's atmosphere. In response to the scientific studies, international negotiations to address climate change have occurred. The United Nations Framework Convention on Climate Change, also known as the "Kyoto Protocol," became effective on February 16, 2005 as a result of these negotiations, but the U.S. did not ratify the Kyoto Protocol. At the end of 2009, an international conference to develop a successor to the Kyoto Protocol issued a document known as the Copenhagen Accord. Pursuant to the Copenhagen Accord, the U.S. submitted a greenhouse gas emission reduction target of 17% by 2020 compared to 2005 levels. We continue to monitor the international efforts to address climate change. Their effect on our operations cannot be determined with any certainty at this time.
In the U.S., legislative and regulatory initiatives are underway to limit GHG emissions. The U.S. Congress has considered legislation that would control GHG emissions through a "cap and trade" program and several states have already implemented programs to reduce GHG emissions. The U.S. Supreme Court (the "Court") determined that GHG emissions fall within the federal CAA definition of an "air pollutant," and in response the EPA promulgated an endangerment finding paving the way for regulation of GHG emissions under the CAA. In 2010, the EPA issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for greenhouse gas emissions under the CAA. On June 23, 2014 the Court ruled that (1) the EPA exceeded its statutory authority when it interpreted the CAA to require Prevention of Significant Deterioration (“PSD”) and Title V permitting for stationary sources based on their GHG emissions, (2) the EPA may not treat GHGs as a pollutant for purposes of defining a "major emitting facility" (or a "modification" thereof) in the PSD context or a "major source" in the Title V context, and (3) the EPA may, however, continue to treat GHGs as "a pollutant subject to regulation under this chapter" for purposes of requiring Best Available Control Technology ("BACT") for "anyway" sources. This means that the facilities we typically operate, which are not PSD or Title V major sources for non-GHG emissions, do not and should not have required PSD or Title V permitting based solely on their GHG emissions exceeding the major source threshold.
In addition, on September 22, 2009, the EPA issued a final rule requiring the monitoring and reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the U.S. beginning in 2011 for emissions occurring in 2010.

Our Gregory, Woodsboro, Bonnie View, Conroe, Lone Star and El Dorado facilities are or will be required to report under this rule. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transmission compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, and which has been repeatedly revised and amended with respect to such matters as technical corrections, business confidentiality and deadlines for compliance, requires annual reporting of greenhouse gas emissions by regulated facilities to the EPA. We have submitted the reports required under this rule on a timely basis and have adopted procedures for future required reporting.
Because regulation of GHG emissions is relatively new, further regulatory, legislative and judicial developments are likely to occur. Such developments may affect how these GHG initiatives will impact us. Moreover, while the Court held in its June 2011 decision in American Electric Power Co., Inc. v. Connecticut that with respect to claims concerning GHG emissions, the federal common law of nuisance was displaced by the federal CAA, the Court left open the question whether tort claims against GHG emissions sources alleging property damage may proceed under state common law. There thus remains some litigation risk for such claims. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.
Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy. To the extent that our products are competing with higher greenhouse gas emitting energy sources, our products would become more desirable in the market with more stringent limitations on greenhouse gas emissions. To the extent that our products are competing with lower greenhouse gas emitting energy sources such as solar and wind, our products would become less desirable in the market with more stringent limitations on GHG emissions. We cannot predict with any certainty at this time how these possibilities may affect our operations.
The majority of scientific studies on climate change suggest that stronger storms may occur in the future in the areas where we operate, although the scientific studies are not unanimous. Due to their location, our operations along the Gulf Coast are vulnerable to operational and structural damages resulting from hurricanes and other severe weather systems and our insurance may not cover all associated losses. We are taking steps to mitigate physical risks from storms, but no assurance can be given that future storms will not have a material adverse effect on our business.
Employees
Currently, we do not have any employees. We rely solely on officers and employees of our General Partner to operate and manage our business. Our General Partner employed 314 employees as of December 31, 2014. None of these employees are covered by collective bargaining agreements, and our General Partner considers its employee relations to be good.
Available Information, “Lead Director” and Corporate Governance Documents
Available Information
We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports, as well as other documents electronically with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). From time-to-time, we also may file registration and related statements pertaining to equity or debt offerings. We provide access free of charge to all of these materials, as soon as reasonably practicable after such materials are filed with, or furnished to the SEC, on our website located at www.southcrossenergy.com.
The public may obtain such reports from the SEC's website at www.sec.gov. The public may also read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-(800) SEC-0330.
Interested parties may communicate directly with the independent directors of our General Partner by submitting a communication in an envelope marked “Confidential” addressed to the “Independent Members of the Board of Directors” in care of Jerry W. Pinkerton, as our current "Lead Director," or such other director designated as the “Lead Director” under the Corporate Governance Guidelines adopted by our General Partner and disclosed in any future public filings with the SEC, and delivering it to 1717 Main Street, Suite 5200, Dallas, Texas 75201.
Lead Director
In accordance with the Corporate Governance Guidelines adopted by our General Partner, Jerry W. Pinkerton is our “Lead Director” responsible for chairing the executive sessions required to be held by our General Partner’s non-management directors. The Corporate Governance Guidelines permit the Chairman of the board of directors of our General Partner to designate another independent director to lead such meetings as the “Lead Director.”

Corporate Governance Documents
We make available free of charge, within the "Investors" section of our website at www.southcrossenergy.com, and in print to any unitholder who so requests, our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter and Compensation Committee Charter. Requests for print copies may be directed to investorrelations@southcrossenergy.com or to: Investor Relations, Southcross Energy Partners, L.P., 1717 Main Street, Suite 5200, Dallas, Texas 75201, or telephone (214) 979-3720. We will post on our website all waivers to or amendments of the Code of Business Conduct and Ethics, that are required to be disclosed by applicable law and the NYSE's Corporate Governance Listing Standards. The information contained on, or connected to, our website is not incorporated by reference into this Form 10-K and should not be considered part of this or any other report that we file with or furnish to the SEC.